Exhibit 99.1

Contacts
Investors: Peggy Reilly Tharp, Caleres
(314) 854-4134, ptharp@caleres.com
Media: Kelly Malone, Caleres
(314) 854-4093, kmalone@caleres.com

Caleres Announces Proposed Senior Notes Offering

ST. LOUIS—July 20, 2015—Caleres (NYSE: CAL)(caleres.com) announced today it intends to offer $200 million in aggregate principal amount of senior notes due 2023 in a private placement, subject to market and other conditions. The notes will be guaranteed on a senior unsecured basis by each of its subsidiaries which is a borrower or guarantor under the company’s existing revolving credit facility.

The company intends to use the net proceeds from the offering, together with additional cash on hand, to purchase any and all of the company’s outstanding $200 million aggregate principal amount of 7 1⁄8% Senior Notes due 2019, which are tendered pursuant to a cash tender offer, otherwise redeem any notes not tendered in the cash tender offer, and pay fees and expenses in connection with the foregoing transactions.

The notes and related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act) and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the offering, certain terms of the offering and the use of proceeds from the offering. Such statements are subject to various risks and uncertainties which could cause actual results to differ materially, including general market conditions. The company’s reports to the SEC contain additional information relating to such factors. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Caleres

Caleres is a diverse portfolio of global brands, which fit people’s lives: Family, Healthy Living and Contemporary Fashion. Our products are available virtually everywhere - in the over 1,200 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Famous Footwear and Famous.com serve as our Family brands. Our Contemporary Fashion brands include Sam Edelman, Franco Sarto, Vince, Via Spiga, Diane von Furstenberg, Fergie Footwear and Carlos Santana. Naturalizer, Dr. Scholl’s, LifeStride, Bzees and Rykä represent our Healthy Living brands. Combined, these brands help make Caleres a company with both a legacy and a mission. Our legacy is our more than 130-years of craftsmanship, our passion for fit and our business savvy, while our mission is to continue to inspire people to feel good…feet first. Visit caleres.com to learn more about us.